Exhibit 2.1

AMENDMENT TO AND CONSENT UNDER AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO AND CONSENT UNDER AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of April 11, 2023, by and among Denali SPAC Holdco, Inc., a Delaware corporation (“Holdco”), Denali Capital Acquisition Corp., a Cayman Islands exempted company with limited liability (the “Purchaser”), Longevity Biomedical, Inc., a Delaware corporation (the “Company”), Denali Capital Global Investments LLC, a Cayman Islands limited liability company (“Sponsor”), and Bradford A. Zakes, in the capacity as Seller Representative (the “Seller Representative” and, collectively with Holdco, the Purchaser, the Company, and Sponsor, the “Parties”) under the Merger Agreement (as defined below). Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Merger Agreement.

WHEREAS, Holdco, Purchaser, the Company, Seller Representative, Denali SPAC Merger Sub, Inc., a Delaware corporation, and Longevity Merger Sub, Inc., a Delaware corporation, entered into that certain Agreement and Plan of Merger, dated as of January 25, 2023 (as may be amended and modified from time to time, the “Merger Agreement”), and desire to amend the Merger Agreement as set forth below;

WHEREAS, pursuant to the terms of the Purchaser’s amended and restated memorandum and articles of association and the trust agreement governing the trust account established for the benefit of the Company’s public shareholders in connection with its initial public offering of its securities (the “Trust Account”), in order to extend the time available for the Purchaser to consummate its initial business combination for an additional three months, $825,000 ($0.10 per public share) must be deposited into the Trust Account on or prior to the date of the applicable deadline;

WHEREAS, the Purchaser intends to deposit into the Trust Account an aggregate of $825,000 in order to extend the period of time the Purchaser has to consummate its initial business combination by an additional three months, from the current deadline of April 11, 2023 to July 11, 2023 (the “Extension”);

WHEREAS, in connection with the Extension, the Purchaser intends to issue to Sponsor a convertible promissory note in an aggregate principal amount of up to $825,000, in the form attached hereto as Exhibit A (the “Extension Promissory Note”), which will be payable on the Maturity Date (as defined therein) in cash or, at Sponsor’s option, convertible into Class A ordinary shares of the capital of the Purchaser (each, an “Ordinary Share”), at a conversion price of $10.00 per Ordinary Share;

WHEREAS, pursuant to Section 13.8 of the Merger Agreement, the Merger Agreement may be amended, supplemented or modified by a written instrument signed by the Purchaser, the Company, Sponsor, and the Seller Representative; and

WHEREAS, in connection with the Extension, the parties hereto desire to amend the Merger Agreement and waive certain restrictions and other obligations in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.           Amendment of and Consent under Merger Agreement Terms.

1.1           Conduct of Business of the Purchaser. Each of the Company and the Seller Representative hereby grants its prior consent to the execution and issuance of the Extension Promissory Note by the Purchaser to Sponsor and the transactions contemplated thereby, including any Drawdown Requests made by the Purchaser and the potential conversion, at Sponsor’s option, of the Total Principal Amount (as defined in the Extension Promissory Note), plus any accrued but unpaid interest, into Ordinary Shares, in each case in accordance with the terms and conditions of the Extension Promissory Note, under and to the extent such actions require consent pursuant to Section 8.3 of the Merger Agreement, including, without limitation, subsections (b) and (d) thereof.

1.2           Minimum Cash Condition. Each of the Parties hereby agrees that Section 10.2(c) of the Merger Agreement is amended in its entirety to read as follows:

“(c)          Minimum Cash Condition. At the Closing, the aggregate cash proceeds available to fund the balance sheet of Holdco, after giving effect to the payment in full of the Purchaser’s Expenses in accordance with Section 8.18 and the payment in full of the Company’s Expenses, shall be at least $30,000,000.00 (the “Minimum Cash Amount”); provided, that in no event shall the repayment in cash by the Purchaser (or the payment thereof as an Expense of the Purchaser in accordance with Section 8.18) of (x) the Total Principal Amount (as defined in the Extension Promissory Note) and (y) any accrued but unpaid interest thereon under the Extension Promissory Note be counted against or given effect to in calculating the Minimum Cash Amount.”

1.3           Definitions. Each of the Parties hereby agrees that the following definition shall be added to Section 15.1 of the Merger Agreement:

““Extension Promissory Note” means that certain convertible promissory note issued by the Purchaser to Sponsor, dated as of April 11, 2023, in an aggregate principal amount up to $825,000.”

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2.          Miscellaneous.

2.1           No Further Amendment. Except as expressly waived, modified, and superseded by this Amendment, the terms, representations, warranties, covenants and other provisions of the Merger Agreement are and shall continue to be in full force and effect in accordance with their respective terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the Merger Agreement, and the Merger Agreement and this Amendment shall be read and construed together as one agreement and supersedes all prior agreements, arrangements, contracts, discussions, negotiations, undertakings and understanding, whether written or oral, among the Parties with respect to the matters specified herein. From and after the date of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Merger Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Merger Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced (it being understood that all references to “the date hereof” or “the date of this Agreement” shall continue to refer to January 25, 2023).

2.2           Other Terms. The provisions of Sections 13.1 through 13.12 and Section 13.14 of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

Denali SPAC Holdco, Inc.

By:	/s/ Jiandong Xu
	Name:	Jiandong Xu
	Title:	President and Director (Principal
Executive Officer and Principal
Financial Officer)

Denali Capital Acquisition Corp.

By:	/s/ Lei Huang
Name: Lei Huang
Title: Chief Executive Officer and Director

Longevity Biomedical, Inc.

By:	/s/ Bradford A. Zakes
Name: Bradford A. Zakes
Title: President & Chief Executive Officer

Denali Capital Global Investments LLC

By:	/s/ Jiandong Xu
Name: Jiandong Xu
Title: Manager

Bradford A. Zakes, as Seller Representative

/s/ Bradford A. Zakes

[Signature Page to Amendment to and Consent under Agreement and Plan of Merger]

Exhibit A

Form of Convertible Promissory Note

THIS CONVERTIBLE PROMISSORY NOTE (“NOTE”) AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE MAKER MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE MAKER TO THE EFFECT THAT ANY SALE OR OTHER DISPOSITION IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

CONVERTIBLE PROMISSORY NOTE

Total Principal Amount: up to $825,000	Dated as of April 11, 2023
(as set forth on the Schedule of Borrowings attached hereto)

FOR VALUE RECEIVED and subject to the terms and conditions set forth herein, Denali Capital Acquisition Corp., a Cayman Islands exempted company (the “Maker”), promises to pay to Denali Capital Global Investments LLC, a Cayman Islands exempted company, or its registered assigns or successors in interest (the “Payee”), the Total Principal Amount (as defined below), plus accrued but unpaid interest, if any, in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1.          Principal. The initial principal balance of this Note of $412,500 (the “Initial Principal Amount”), together with (a) any funds drawn down by the Maker following the date hereof pursuant to Section 3 below (together with the Initial Principal Amount, the “Total Principal Amount”) and (b) any accrued but unpaid interest pursuant to Section 2 below, shall be payable on the earlier of: (i) the effective date of the consummation of the Maker’s initial merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”) or (ii) the date that the winding up of the Maker is effective (such date, the “Maturity Date”), unless accelerated upon the occurrence of an Event of Default (as defined below). Payee shall wire the Initial Principal Amount to Maker on or prior to the date hereof, according to the wire instructions provided by Maker to Payee. Any balance under the Note may be prepaid at any time; provided, however, that the Payee shall have a right to first convert such balance pursuant to Section 7 hereof upon notice of such prepayment. Under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder of the Maker, be obligated personally for any obligations or liabilities of the Maker hereunder. The Payee understands that if a Business Combination is not consummated, this Note will be repaid solely to the extent that the Maker has funds available to it outside of its trust account established in connection with its initial public offering of its securities (the “Trust Account” and such offering, the “IPO”), and that all other amounts will be contributed to capital, forfeited, eliminated or otherwise forgiven or eliminated.

2.          Interest. Interest shall accrue on the unpaid and outstanding Total Principal Amount of this Note at the lowest short-term Applicable Federal Rate (within the meaning of Internal Revenue Code Section 1274) as in effect on the date hereof and will be payable in arrears on the Maturity Date. Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.

3.          Drawdown Requests. Maker and Payee agree that, in addition to the Initial Principal Amount, Maker may request an additional aggregate amount of up to $412,500, which may be drawn down in one or more tranches at Maker’s request at any time prior to the Maturity Date (each a “Drawdown Request”). Payee shall fund each Drawdown Request no later than five business days after receipt of a Drawdown Request, unless otherwise agreed by Maker and Payee. Once an amount is drawn down under this Note, it shall not be available for future Drawdown Requests even if prepaid. Except as set forth herein, no fees, payments or other amounts shall be due to Payee in connection with, or as a result of, any Drawdown Request by Maker.

4.            Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges, then to the payment of accrued and unpaid interest on the Total Principal Amount of this Note and finally to the reduction of the unpaid Total Principal Amount of this Note.

5.            Events of Default. Each of the following shall constitute an event of default (“Event of Default”):

(a)          Failure to Make Required Payments. Failure by the Maker to pay all or a portion of the Total Principal Amount, plus accrued but unpaid interest, if any, due pursuant to this Note (to the extent such amount is payable in cash) within five business days of the Maturity Date and/or, if applicable, failure by the Maker to perform its obligations with respect to the conversion of up to the Total Principal Amount, plus accrued but unpaid interest, if any, of this Note, in whole or in part at the option of the Payee, into Private Placement Shares pursuant to Section 7 hereof.

(b)          Voluntary Bankruptcy, Etc. The commencement by the Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of the Maker generally to pay its debts as such debts become due, or the taking of corporate action by the Maker in furtherance of any of the foregoing.

(c)          Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

6.            Remedies.

(a)          Upon the occurrence of an Event of Default specified in Section 5(a) hereof, the Payee may, by written notice to the Maker, declare this Note to be due immediately and payable, whereupon the unpaid Total Principal Amount of this Note, plus accrued but unpaid interest, if any, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)          Upon the occurrence of an Event of Default specified in Section 5(b) and Section 5(c) hereof, the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of the Payee.

7.            Conversion.

(a)          Optional Conversion. Upon consummation of a Business Combination, the Payee shall have the option, but not the obligation, to convert up to the Total Principal Amount, plus accrued but unpaid interest, if any, of this Note, in whole or in part at the option of the Payee, into Class A ordinary shares in the capital of the Maker (each, an “Ordinary Share”), at a conversion price of $10.00 per Ordinary Share. The Ordinary Shares shall be identical to the private placement shares issued to the Sponsor at the time of the Maker’s IPO (the “Private Placement Shares”). As promptly as reasonably practicable after notice by the Payee to the Maker to convert the principal balance of this Note, in whole or in part, into Private Placement Shares, which notice, if given, must be given at least five business days prior to the consummation of the Business Combination, and after the Payee’s surrender of this Note, the Maker shall have issued and delivered to the Payee, without any charge to Payee, a share certificate or certificates (issued in the name(s) requested by the Payee), or shall have made appropriate book-entry notation on the books and records of the Maker, in each case for the number of Private Placement Shares of the Maker issuable upon the conversion of this Note. The conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of this Note and the person or persons entitled to receive the Private Placement Shares upon such conversion shall be treated for all purposes as the record holder or holders of such Private Placement Shares as of such date. Each such newly issued Private Placement Share shall include restricted legends that contemplates the same restrictions as the Private Placement Shares that were issued to Payee in connection with the IPO. The Private Placement Shares issuable pursuant to this Note shall constitute “Registrable Securities” pursuant to that certain Registration and Shareholder Rights Agreement, dated April 6, 2022, by and among the Maker, the Payee and certain other security holders named therein.

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(b)          Fractional Shares; Effect of Conversion. No fractional Private Placement Shares shall be issued upon conversion of this Note and the number of Private Placement Shares deliverable will be rounded to the nearest whole number of Private Placement Shares, with one-half (0.5) or more of a Private Placement Share being rounded upward. Upon conversion of this Note in full, this Note shall be cancelled and void without further action of the Maker or the Payee, and the Maker shall be forever released from all its obligations and liabilities under this Note.

8.            Covenants of the Maker. The Maker covenants that any Private Placement Shares issuable upon conversion of the Note, when so issued, will be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

9.            Waivers. The Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by the Payee under the terms of this Note, and all benefits that might accrue to the Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and the Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by the Payee.

10.         Unconditional Liability. The Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by the Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to the Maker or affecting the Maker’s liability hereunder.

11.         Notices. All notices, statements or other documents which are required or contemplated by this Note shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party or (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one business day after delivery to an overnight courier service or five days after mailing if sent by mail.

12.         Construction. THIS NOTE SHALL BE GOVERNED AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

13.         Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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14.         Trust Waiver. Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any monies in, or any distribution of or from, the Trust Account, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Payee hereby agrees not to make any Claim against the Trust Account (including any distributions therefrom), regardless of whether such Claim arises as a result of, in connection with or relating in any way to, this Note, or any other matter, and regardless of whether such Claim arises based on contract, tort, equity or any other theory of legal liability. To the extent the Payee commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Maker (including this Note), which proceeding seeks, in whole or in part, monetary relief against the Maker, the Payee hereby acknowledges and agrees that its sole remedy shall be against funds held outside of the Trust Account and that such Claim shall not permit the Maker (or any person claiming on its behalf or in lieu of it) to have any Claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

15.         Tax Treatment. In each case for U.S. federal income tax and all other applicable tax purposes, the Maker and the Payee agree to treat this Note as an equity interest in the Maker (and not as indebtedness), and shall take no contrary position on any tax return or before any taxing authority (unless otherwise required by law). The Maker and the Payee shall reasonably cooperate to structure (i) any conversion of this Note in connection with a Business Combination and (ii) any contribution, forfeiture or elimination of this Note pursuant to Section 1 hereof in a manner that is tax-efficient for the Maker and the Payee, taking into account the terms of any Business Combination.

16.         Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

17.         Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

18.         Successors and Assigns. Subject to the restrictions in Section 17 hereof, the rights and obligations of the parties hereunder is binding upon and inures to the benefit of the successors, assigns, heirs, administrators and transferees of any party hereto (by operation of law or otherwise).

19.         Acknowledgment. The Payee is acquiring this Note for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof in violation of applicable securities laws. The Payee understands that the acquisition of this Note involves substantial risk. The Payee has experience as an investor in securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in this Note, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this investment in this Note and protecting its own interests in connection with this investment.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

Denali Capital Acquisition Corp.

By:	/s/ Lei Huang
Name:	Lei Huang
Title:	Chief Executive Officer and Director

Agreed and Acknowledged as of the date first written above:

Denali Capital Global Investments LLC
By:	/s/ Jiandong Xu
Name:	Jiandong Xu
Title:	Manager

[Signature Page to Extension Convertible Promissory Note]

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SCHEDULE OF BORROWINGS

The following increases or decreases in this Promissory Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount of this Promissory Note	Amount of increase in Principal Amount of this Promissory Note	Principal Amount of this Promissory Note following such decrease or increase